                                    EXHIBIT 2

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED (DESIGNATED BY AN ASTERISK (*))
AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
A REQUEST FOR CONFIDENTIAL TREATMENT DATED NOVEMBER 20, 1998
--------------------------------------------------------------------------------


                              STOCK PURCHASE AGREEMENT

                                      BETWEEN

                                ABBOTT LABORATORIES

                                        AND

                            ARONEX PHARMACEUTICALS, INC.

                           DATED AS OF NOVEMBER 12, 1998


--------------------------------------------------------------------------------

                                 TABLE OF CONTENTS


1.   Purchase and Sale of Common Stock . . . . . . . . . . . . . . . . . . . 1
     1.1    Initial Purchase . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2    Additional Purchase. . . . . . . . . . . . . . . . . . . . . . . 2

2.   Interpretation of Agreement; Definitions. . . . . . . . . . . . . . . . 2
     2.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     2.2    Accounting Principles. . . . . . . . . . . . . . . . . . . . . . 6
     2.3    Directly or Indirectly . . . . . . . . . . . . . . . . . . . . . 6

3.   Representations and Warranties of the Company and its Subsidiaries. . . 6
     3.1    Corporate Organization and Authority . . . . . . . . . . . . . . 6
     3.2    Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . 6
     3.3    Equity Investments; Subsidiaries . . . . . . . . . . . . . . . . 7
     3.4    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.5    Financial Statements . . . . . . . . . . . . . . . . . . . . . . 7
     3.6    Securities and Exchange Commission Documents . . . . . . . . . . 8
     3.7    Business Changes . . . . . . . . . . . . . . . . . . . . . . . . 8
     3.8    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     3.9    Compliance with Law. . . . . . . . . . . . . . . . . . . . . . .10
     3.10   Title to Properties. . . . . . . . . . . . . . . . . . . . . . .10
     3.11   Licenses, etc. . . . . . . . . . . . . . . . . . . . . . . . . .10
     3.12   No Default . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     3.13   Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . .11
     3.14   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     3.15   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .12
     3.16   Private Offering . . . . . . . . . . . . . . . . . . . . . . . .12
     3.17   Employee Plans and Relations . . . . . . . . . . . . . . . . . .12
     3.18   Environmental Matters. . . . . . . . . . . . . . . . . . . . . .13
     3.19   Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . .13
     3.20   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .13

4.   Representations and Warranties of Abbott. . . . . . . . . . . . . . . .13
     4.1    Corporate Organization . . . . . . . . . . . . . . . . . . . . .14
     4.2    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     4.3    Restricted Shares. . . . . . . . . . . . . . . . . . . . . . . .14
     4.4    No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . .15
     4.5    Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . .15

5.   Covenants of the Company. . . . . . . . . . . . . . . . . . . . . . . .15
     5.1    Rule 144 Reporting . . . . . . . . . . . . . . . . . . . . . . .15
     5.2    Listing of Shares. . . . . . . . . . . . . . . . . . . . . . . .15
     5.3    Press Releases . . . . . . . . . . . . . . . . . . . . . . . . .16

6.   Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . . . . .16
     6.1    Conditions to Obligations of Abbott to Purchase the Initial
              Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     6.2    Conditions to Obligations of the Company for the Initial Shares.17
     6.3    Conditions to Obligations of Abbott to Purchase the Additional
              Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     6.4    Conditions to Obligations of the Company for the Additional
              Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

7.   Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . .19
     7.1    Piggyback Registration . . . . . . . . . . . . . . . . . . . . .19
     7.2    Demand Registration. . . . . . . . . . . . . . . . . . . . . . .20
     7.3    Payment of Expenses. . . . . . . . . . . . . . . . . . . . . . .20
     7.4    Additional Covenants of the Company. . . . . . . . . . . . . . .20
     7.5    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .22
     7.6    Limitations on Registration Rights . . . . . . . . . . . . . . .23

8.   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     8.1    Indemnification by the Company . . . . . . . . . . . . . . . . .23



     8.2    Indemnification by Abbott. . . . . . . . . . . . . . . . . . . .24
     8.3    Indemnification Procedure. . . . . . . . . . . . . . . . . . . .24

9.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     9.1    Powers and Rights Not Waived; Remedies Cumulative. . . . . . . .25
     9.2    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     9.3    Successors and Assigns . . . . . . . . . . . . . . . . . . . . .26
     9.4    Survival of Covenants and Representations. . . . . . . . . . . .26
     9.5    Severability . . . . . . . . . . . . . . . . . . . . . . . . . .26
     9.6    Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . .26
     9.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .27
     9.8    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .27
     9.9    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     9.10   Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . .27


EXHIBITS

Exhibit A -- License Agreement
Exhibit B -- Form of Opinion of Counsel
Exhibit C -- Dispute Resolution

                              STOCK PURCHASE AGREEMENT


       STOCK PURCHASE AGREEMENT (the "Agreement"), entered into as of the 12th day of November, 1998, by and between ABBOTT LABORATORIES, an Illinois corporation ("Abbott"), and ARONEX PHARMACEUTICALS, INC., a Delaware corporation (the "Company").


                                      RECITALS

       A. Abbott desires to purchase from the Company, and the Company desires to sell to Abbott, shares of common stock, par value $0.001 per share, of the Company (the "Common Stock"), all as more fully described below, on the terms and conditions set forth herein.

       B. The Company and Abbott desire to enter into a License Agreement (the "License Agreement") in the form attached hereto as Exhibit A.

       C. The Company and Abbott desire to make certain representations, warranties, covenants and agreements in connection with the purchase and sale of the Common Stock and desire to prescribe certain conditions precedent to such purchase and sale.


                                     AGREEMENT

       NOW, THEREFORE, in consideration of the promises and of the mutual provisions, agreements and covenants contained herein, the Company and Abbott hereby agree as follows:

       1.      PURCHASE AND SALE OF COMMON STOCK.

               1.1 INITIAL PURCHASE. Subject to the terms and conditions hereof and on the basis of the representations, warranties, covenants and agreements set forth herein, the Company agrees to sell to Abbott, and Abbott agrees to purchase from the Company, on the Initial Closing Date (as defined below), 837,989 shares of Common Stock (the "Initial Shares") for an aggregate purchase price of $3,000,000.

       The closing of the purchase and sale of the Initial Shares will occur at Abbott's principal executive offices, against payment of the purchase price therefor by wire transfer in immediately available funds, at 10:00 a.m., local time, on November 30, 1998, or such later date as shall mutually be agreed upon by the Company and Abbott (the "Initial Closing Date"). The Company shall deliver to Abbott written wire transfer instructions for the payment of the purchase price of the Initial Shares at least 48 hours prior to the Initial Closing Date, which instructions shall include the Company's bank name and address, ABA routing number and the Company's account number.


               1.2    ADDITIONAL PURCHASE.

                      (a) At any time beginning *, the Company shall have the right (the "Put Right") to require Abbott to purchase additional shares of Common Stock (the "Additional Shares") for an aggregate purchase price of up to *; provided, however, that the Put Right shall terminate if *. The Company shall be entitled to exercise the Put Right on only one occasion.

                      (b) To exercise the Put Right, the Company shall deliver to Abbott a written notice (the "Exercise Notice"), which shall be dated as of the date the

Exercise Notice is transmitted by facsimile transmission to Abbott (with a confirmation copy sent by mail or personal delivery), and which shall set forth
(i) the number of shares of Common Stock to be sold to and purchased by Abbott in connection with the exercise of the Put Right (the "Additional Shares"), (ii) the aggregate purchase price for the Additional Shares (the "Additional Purchase Price"), and (iii) the date on which the closing of the purchase and sale of the Additional Shares shall take place (the "Additional Closing Date"), which shall be the tenth Business Day after the date of the Exercise Notice or such other date as shall be agreed to in writing by Abbott and the Company. The Company shall deliver to Abbott written wire transfer instructions (setting forth the information specified in Section 1.1 hereof) for the payment of the Additional Purchase Price at least 48 hours prior to the Additional Closing Date.

                      (b) The number of Additional Shares to be sold to and purchased by Abbott pursuant to the Put Right shall be determined by dividing the Additional Purchase Price by the lesser of (i) * (as adjusted to reflect any stock splits, reverse stock splits, stock dividends, subdivisions, combinations or similar transactions the record date for which shall occur after the date hereof), or (ii) the Fair Market Value on the date of the Exercise Notice.

                      (c) Notwithstanding any other provision of this agreement to the contrary, (i) the Company shall not be entitled to exercise the Put Right at any time that the Fair Market Value of the Common Stock is less than * (as adjusted to reflect any stock splits, reverse stock splits, stock dividends, subdivisions, combinations or similar transactions the record date for which shall occur after the date hereof), which is the Fair Market Value of the Common Stock on the date hereof; and (ii) the number of Additional Shares subject to the Put Right shall be reduced to the extent that the Initial Shares and the Additional Shares shall, in the aggregate, equal or exceed * of the outstanding Common Stock on the Additional Closing Date (after giving effect to the exercise of the Put Right).

       2.      INTERPRETATION OF AGREEMENT; DEFINITIONS.

               2.1 DEFINITIONS. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

       "Additional Closing Date" shall have the meaning specified in Section
1.2 hereof.

       "Additional Purchase Price" shall have the meaning specified in Section
1.2 hereof.

       "Additional Shares" shall have the meaning specified in Section 1.2 hereof.

       "Affiliate" shall mean any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds ten percent (10%) or more of any class of the Voting Stock of the Company or (iii) ten percent (10%) or more of the Voting Stock (or in the case of a Person which is not a corporation, ten percent (10%) or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

       "Agreement" shall mean this Stock Purchase Agreement.

       "Board of Directors" shall mean either the board of directors of the Company or any duly authorized committee thereof.

       "Board Resolution" shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of

Directors and to be in full force and effect on the date of such certification.

       "Business Day" shall mean any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks located in Houston, Texas or Chicago, Illinois are authorized or required by law to be closed.

       "Change of Control" shall mean any change in control of the Company which includes any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any acquisition of at least a majority of the Voting Stock of the Company or any sale or transfer of all or substantially all of the business or assets of the Company.

       "Commission" shall mean the Securities and Exchange Commission or any successor regulatory entity.

       "Common Stock" shall mean the Common Stock, par value $0.001 per share, of the Company.

       "Company" shall mean Aronex Pharmaceuticals, Inc., a Delaware corporation, and any Person that, in accordance with the terms of this Agreement, succeeds to all or substantially all of the assets or the business of Aronex Pharmaceuticals, Inc.

       "Company Balance Sheet" shall have the meaning specified in Section 3.5 hereof.

       "Company Balance Sheet Date" shall have the meaning specified in Section
3.5 hereof.

       "Company Financial Statements" shall have the meaning specified in
Section 3.5 hereof.

       "Company SEC Documents" shall have the meaning specified in Section 3.6 hereof.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "Exercise Notice" shall have the meaning specified in Section 1.2 hereof.

       "Fair Market Value of the Common Stock" as of any day shall mean (i) the average last sale price (or average closing bid and asked price if no sales were reported) of the Common Stock on the Nasdaq National Market for the preceding 10 Business Days; or (ii) if the Common Stock is not included in the Nasdaq National Market, the average closing price of the Common Stock on the principal national securities exchange on which the Common Stock is listed for the preceding 10 Business Days; or (iii) if the Common Stock is not listed on a national securities exchange, the average of the high bid and the low asked price of the Common Stock in the over-the-counter market as reported for the preceding 10 Business Days; or (iv) if no such quotations are available, the fair market value per share on such date as determined by an independent investment banker or appraiser, nationally recognized to be an expert in making such valuations, selected by mutual agreement of the Company and Abbott.

       "FDA" shall mean the United States Food and Drug Administration or any successor regulatory entity.

       "GAAP" shall mean generally accepted accounting principles in effect at the applicable time in the United States.

       "Governmental Entity" shall have the meaning specified in Section 3.4 hereof.

       "Holder" shall mean the registered holder of the Shares.

       "Initial Closing Date" shall have the meaning specified in Section 1.1 hereof.

       "Initial Shares" shall have the meaning specified in Section 1.2 hereof.

       "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, capitalized lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

       "NDA" shall mean an FDA New Drug Application with respect to the Company's proprietary formulation of the compound nystatin, which as of the date hereof is being developed under the name Nyotran-Registered Trademark-.

       "NDA Acceptance Date" shall *.

       "Permits" shall have the meaning specified in Section 3.9 hereof.

       "Person" shall mean an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

       "Preferred Stock" shall mean stock of the Company or a Subsidiary of any class or series ranking prior to any other class or series of stock of the Company or the Subsidiary with respect to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Company or the Subsidiary.

       "Proprietary Rights" shall have the meaning specified in Section 3.13 hereof.

       "Put Right" shall have the meaning specified in Section 1.2 hereof.

       "Securities Act" shall mean the Securities Act of 1933, as amended. "Shares" shall mean the Initial Shares and the Additional Shares.

       "Subsidiary" shall mean a corporation, partnership or other entity at least a majority of whose Voting Stock is owned directly or indirectly by the Company.

       "Voting Stock" shall mean securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

               2.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

               2.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

       3. Representations and Warranties of the Company and its Subsidiaries. Except as otherwise described or set forth in the Company SEC Documents, the Company and its Subsidiaries represent and warrant to Abbott as of the date hereof, as of the Initial Closing Date and as of the Additional Closing Date as follows:

               3.1 Corporate Organization and Authority. The Company and each of its Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

               3.2 Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date hereof, 15,503,745 shares of Common Stock were issued and outstanding and no shares of the Company's Preferred Stock were issued and outstanding. Except as described in the Company SEC Documents, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable for shares of Common Stock, other than stock options granted to employees and directors of the Company in the ordinary course and consistent with past practice.

       All of the outstanding Common Stock was issued in compliance with applicable federal and state securities laws and regulations. All of the outstanding shares of the Common Stock are, and when issued in accordance with this Agreement the Shares will be, duly authorized, validly issued, fully paid and nonassessable, free and clear of any Liens or encumbrances created by the Company, and not subject to preemptive rights created by statute, the Company's Certificate of Incorporation or Bylaws, or any agreement to which the Company is a party or by which it is bound.

               3.3 Equity Investments; Subsidiaries. The Company does not own any equity stock or interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity other than (i) its Subsidiaries, which are Triplex Pharmaceutical Corporation, a Delaware corporation, Oncologix, Inc., a Delaware corporation and Aronex Europe Limited, a company limited by shares organized under the laws of England, and (ii) a minority interest in Targeted Genetics, Incorporated, a Delaware corporation. The Company owns all of the outstanding capital stock of each of its Subsidiaries, free and clear in each case of any Lien.

               3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to execute, issue, sell and deliver the Shares and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the certificates representing the Shares and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. Provided the conditions set forth in Section 6 hereof are satisfied, the execution and delivery of this Agreement and the certificates representing the Shares does not or will not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the Certificate of Incorporation or Bylaws of the Company, or (b) any material agreement or instrument, permit, franchise, license, judgment or order applicable to the Company or its respective properties or assets.

       No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority (a "Governmental Entity") or other Person, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement or the certificates representing the Shares or the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

               3.5    Financial Statements.  The Company has furnished to
Abbott its audited consolidated statements of operations, statements of stockholders' equity and statements of cash flows for the fiscal year ended December 31, 1997 and the Company's audited consolidated balance sheet at December 31, 1997; and the unaudited consolidated statement of operations and statement of cash flows for the nine months ended September 30, 1998 and the unaudited consolidated balance sheet at September 30, 1998. The balance sheet at September 30, 1998 is hereinafter referred to as the "Company Balance Sheet," and all such financial statements are hereinafter referred to collectively as the "Company Financial Statements." The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, except for any change due to the adoption of an accounting principle established by the FASB, AICPA, Commission or any other accounting standard setting board, during the periods involved, and fairly present the consolidated financial position of the Company and the results of its operations as of the date and for the periods indicated thereon. At the date of the Company Balance Sheet (the "Company Balance Sheet Date"), neither the Company nor its consolidated Subsidiaries had any liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) required to be reflected on the Company Balance Sheet or in the accompanying notes thereto that were not so reflected.

               3.6    Securities and Exchange Commission Documents.  The
Company has furnished to Abbott a true and complete copy of the Company's Proxy Statement relating to the Company's 1998 annual meeting of shareholders, the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 in the form delivered to Abbott on October 23, 1998 (the "Company SEC Documents"). As of their respective filing dates and, in the case of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, as of the date delivered to Abbott, the Company SEC Documents comply in all material respects with the requirements of the Exchange Act and none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document.

               3.7 Business Changes. Since September 30, 1998, except as otherwise contemplated by this Agreement or as described in the Company SEC Documents, the Company has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

                      (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, employees, operations, obligations or liabilities of the Company which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the condition, business, net worth, assets, prospects, properties or operations of the Company.

                      (b) The Company has not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security of the Company other than stock options granted to employees and directors of the Company in the ordinary course and consistent with past practice.
                      (c) The Company has not incurred debt for borrowed money, nor incurred any obligation or liability except in the ordinary and usual course of business and in any event not in excess of $250,000 for any single occurrence.

                      (d) The Company has not paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary and usual course of business and in any event not in excess of $250,000 for any single occurrence.

                      (e) The Company has not declared or made any dividend, payment or other distribution on or with respect to any share of capital stock of the Company.

                      (f) The Company has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of the Company.

                      (g) The Company has not mortgaged, pledged or otherwise encumbered any of its assets or properties, other than leasehold improvements and equipment acquired with purchase money financing or under a capital lease, inventory sold in the normal course of business or accounts receivable.

                      (h) The Company has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except in the ordinary and usual course of business, and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of $250,000 for any single item or $500,000 in the aggregate other than inventory sold or returned in the normal course of business.

                      (i) The Company has not purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity; the Company has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business and in any event not in excess of $250,000 for any single item or $500,000 in the aggregate.

                      (j) The Company has not entered into any material transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business.

                      (k) The Company has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any material Proprietary Rights (as defined in Section 3.13 hereof).

                      (1) The Company has not adopted or amended any material bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any material agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing.

                      (m) The Company has not effected or agreed to effect any change in its officers or key employees.

                      (n) The Company has not effected or committed itself to effect any amendment or modification in its Certificate of Incorporation or Bylaws.

                      (o) The Company has not modified its accounting principles in any material respect, except for those changes required by the adoption of an accounting principle promulgated by the FASB, the AICPA, the Commission or any other accounting standards setting bodies.

               3.8 Litigation. There is no material claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending against the Company, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not yet been made on the Company), and none have been threatened. The Company is aware of no facts which, if known to stockholders, customers, governmental authorities or other Persons, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation which would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, prospects, properties or operations of the Company. The Company is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any order, writ, injunction or decree.

               3.9 Compliance with Law. All material licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of the Company which are necessary to the conduct of the Company's business ("Permits") are in full force and effect and the Company is not in violation of any Permit in any material respect. Except for possible exceptions, the curing or non-curing of which would not have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, prospects, properties or operations of the Company, the business of the Company has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities.

               3.10 Title to Properties. The Company and each of its Subsidiaries has good title to all material items of property it purports to own, except for items of property sold or otherwise disposed of in the ordinary course of business.

               3.11 Licenses, etc. The Company and each of its Subsidiaries owns or possesses all material trade names, service marks, licenses, governmental approvals, and rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the rights of others.

               3.12   No Default.

                      (a) Each of the Company's material agreements or contracts is a legal, binding and enforceable obligation by or against the Company, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the Company's knowledge, no party with whom the Company has an agreement or contract is in default thereunder or has breached any term or provision thereof which is material to the conduct of the Company's business.

                      (b) The Company has performed, or is now performing, the obligations of, and the Company is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business. No third party has raised any claim, dispute or controversy with respect to any material contract of the Company, whether fully performed or currently being performed, nor has the Company received written notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company with respect to its obligations under any such contract, nor to the Company's knowledge are there any facts (other than contractual provisions allowing parties to terminate such contract without cause) which exist indicating that any such contract may be totally or partially terminated or suspended by the other parties thereto.

               3.13   Proprietary Rights.

                      (a) The Company has entered into agreements with each officer, employee or consultant of the Company necessary to provide the Company with title and ownership to all material patents, patent applications, trade secrets and inventions developed or used by the Company in its business, and all of such agreements are valid, enforceable and legally binding, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

                      (b) The Company owns or possesses licenses or other rights to use all material patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the business of the Company, and the same are sufficient to conduct the Company's business as it has been and is now being conducted.

                      (c) To the Company's knowledge, the operations of the Company do not violate or infringe, and no one has asserted to the Company that such operations violate or infringe, on any Proprietary Rights, owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the Company with respect to any Proprietary Rights (other than those, if any, with respect to which service of process or similar notice may not yet have been made on the Company), and none has been threatened against the Company. To the knowledge of the Company, there are no facts which would reasonably serve as a basis for any claim that the Company does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of the Company as it has been and is now being conducted.

                      (d) To the Company's knowledge, no employee of the Company is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with the Company or any previous employer.

               3.14 Taxes. All tax returns required to be filed by the Company or its Subsidiaries in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Company or its Subsidiaries or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 1997, the federal income tax liability of the Company and its Subsidiaries has been satisfied. The Company does not know of any proposed additional tax assessment against it for which adequate reserves have not been made on its balance sheet, and no material controversy in respect of additional federal or state income taxes due since such date is pending or, to the knowledge of the Company, threatened. The reserves for taxes on the books of the Company and each of its Subsidiaries are adequate in all material respects for all open years, and for its current fiscal period.

               3.15 Use of Proceeds. The net proceeds from the sale of the Shares will be used to make an infusion of capital into the Company and for other corporate purposes.

               3.16 Private Offering. The offering and sale of the Shares is and will be exempt from the registration requirements of the Securities Act and applicable state securities and blue sky laws. Neither the Company nor any agent on its behalf has made or will make any offers to sell or solicited or will solicit any offers to buy the Shares to any Person so as to bring the offer or sale thereof within the registration requirements of the Securities Act.

               3.17   Employee Plans and Relations.

                      (a) Except as disclosed in the Company SEC Documents, the Company does not have any: (i) employee benefit plans, multi-employer plans and employee benefit plans (as defined in section 3(2) or section 3(3) of ERISA); (ii) material bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, debenture, supplemental pension, profit-sharing, royalty pool, commission or similar plans or arrangements; (iii) material employment, consulting, termination or severance agreements; or (iv) other material plans, programs, agreements, procedures, policies, commitments, understandings or other arrangements relating to employee benefits, executive compensation, fringe benefits, severance pay, terms of employment or services as a director, officer, employee or independent contractor.

                      (b) The Company has not been and is not a party to, or subject to, or affected by, any collective bargaining agreement or other labor contract. The Company has complied in all material respects with all laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing.

               3.18 Environmental Matters. The Company is, and at all times during the period prior to the date hereof the Company has been, in material compliance with all applicable local, state and federal statutes, orders, rules, ordinances and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to zoning and land use and to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials or wastes into or on land, ambient air, surface water, ground water, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of pollutants, contaminants or hazardous or toxic substances, materials or wastes.

               3.19 Brokers or Finders. The Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. The Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

               3.20   Full Disclosure.  Neither the Company Financial
Statements referred to in Section 3.6 hereof, nor this Agreement or any other written statements furnished by the Company to Abbott in connection with the negotiation of the sale of the Shares, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading. There is no fact peculiar to the Company or the Subsidiaries which the Company has not disclosed to Abbott in writing which materially adversely affects nor, so far as the Company can now reasonably foresee, will materially adversely affect, the properties, business, profits or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole.

       4. Representations and Warranties of Abbott. Except as contemplated by this Agreement, Abbott represents and warrants to the Company as of the date hereof as follows:

               4.1 CORPORATE ORGANIZATION. Abbott is a corporation duly incorporated, validly existing and in good standing under the laws of Illinois. Abbott is duly qualified to do business and is in good standing in its state of incorporation and in each other jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business of Abbott. Abbott has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business.

               4.2 Authority. Abbott has all requisite corporate power and authority to enter into this Agreement and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Abbott. This Agreement has been duly executed and delivered by Abbott and constitutes the valid and binding obligation of Abbott enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. Provided the conditions set forth in Section 6 are satisfied, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the Articles of Incorporation or Bylaws of Abbott, or (b) any material agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to Abbott or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a material adverse effect on Abbott.

       No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by or with respect to Abbott in connection with the execution and delivery of this Agreement by Abbott or the consummation by Abbott of the transactions contemplated hereby.

               4.3 Restricted Shares. Abbott represents and agrees, and in entering into this Agreement the Company understands, that (a) Abbott is acquiring the Shares for Abbott's own account, and for the purpose of investment and not with a view to the distribution thereof, and that Abbott has no present intention of selling, negotiating or otherwise disposing of the Shares, it being understood, however, that the disposition of Abbott's property shall at all times be and remain within its control, and (b) the Shares have not been registered under Section 5 of the Securities Act and that Abbott will only re-offer or resell the Shares purchased by Abbott under this Agreement pursuant to an effective registration statement under the Securities Act or in accordance with an available exemption from the requirements of Section 5 of the Securities Act.

               4.4 NO CONFLICT. The execution and delivery of this Agreement by Abbott and the performance of Abbott's obligations hereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Articles of Incorporation or Bylaws of Abbott or any of its Subsidiaries, or any material contract, agreement or commitment binding upon Abbott or any of its assets or properties; (b) will not result in the creation or imposition of any Lien, encumbrance, equity or restriction in favor of any third party upon any of the assets or properties of Abbott; and (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Abbott or any of its assets or properties.

               4.5 Brokers or Finders. Abbott has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Abbott has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

       5. Covenants of the Company. From and after the Initial Closing Date and continuing so long as any Shares remain outstanding, the Company covenants and agrees with Abbott that:

               5.1 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the restricted Common Stock to the public without registration, as long as a public market exists for the Common Stock, the Company shall use its best efforts to:

                      (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

                      (b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

                      (c) So long as a Holder owns any restricted Common Stock, furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

               5.2    Listing of Shares.

                      (a) The Company shall (i) promptly following the Initial Closing Date prepare and file with The Nasdaq Stock Market, Inc. (as well as any national securities exchange on which the Common Stock is then listed) an application for listing of the Initial Shares and, concurrently with the delivery of the Exercise Notice, prepare and file with The Nasdaq Stock Market, Inc. (as well as any national securities exchange on which the Common Stock is then listed) an application for listing of the Additional Shares, and
(ii) take all reasonable steps necessary to cause all Shares to be approved for listing on the Nasdaq National Market (as well as any national securities exchange on which the Common Stock is then listed) as soon as practicable thereafter.

                      (b) The Company shall use its best efforts to keep effective the registration of the Common Stock under the Exchange Act and maintain the listing of the Common Stock on the Nasdaq National Market or a national securities exchange.

               5.3 Press Releases. Any press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be mutually satisfactory to the Company and Abbott, except that the Company may issue such press releases or make such public statements as it reasonably believes to be required by law or the rules of The Nasdaq Stock Market.

       6.      Conditions Precedent.

               6.1 Conditions to Obligations of Abbott to Purchase the Initial Shares. The obligations of Abbott to consummate this Agreement and purchase the Initial Shares are subject to the satisfaction on or prior to the Initial Closing Date of all of the following conditions, unless waived by
Abbott:

                      (a)     REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Initial Closing Date, and Abbott shall have received a certificate or certificates signed by the Chief Executive Officer of the Company to such effect.

                      (b) PERFORMANCE OF OBLIGATIONS. The Company shall have performed all obligations required to be performed by it under this Agreement prior to the Initial Closing Date, and Abbott shall have received a certificate signed by the Chief Executive Officer of the Company to such effect.

                      (c) NO MATERIAL ADVERSE CHANGE. There shall have been no changes in the condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of the Company which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the financial condition, business, or operations of the Company on a consolidated basis.

                      (d) LICENSE AGREEMENT. The Company and Abbott shall have entered into a License Agreement in the form attached hereto as Exhibit A.

                      (e) OTHER DOCUMENTS. The Company shall have delivered to Abbott (i) a copy of the Certificate of Incorporation of the Company, as in effect on the Initial Closing Date, certified by the Secretary of State of the State of Delaware, (ii) a certificate of the Secretary of State of the State of Delaware and of the State of Texas, as of the most recent practicable date, as to the good standing of the Company, (iii) a certificate of the Secretary of the Company dated as of the Initial Closing Date, certifying as to (A) the Board Resolutions authorizing the execution and delivery of this Agreement, the Licencing Agreement and the other transactions contemplated hereby (with a copy attached), (B) the Bylaws of the Company as in effect on the Initial Closing Date (with a copy attached), and (C) the incumbency of the officers executing the Agreement and the License Agreement; and (iv) a copy of the Company Financial Statements, certified by the Chief Executive Officer or the Chief Financial Officer of the Company.

                      (f) OPINION OF COUNSEL. The Company shall have delivered an opinion of its counsel substantially in the form of Exhibit B.

                      (g) CERTIFICATES FOR INITIAL SHARES. The Company shall have delivered to Abbott valid certificates for the Initial Shares, registered in Abbott's name.

               6.2 Conditions to Obligations of the Company for the Initial Shares. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Initial Closing Date of all of the following conditions, unless waived by the Company:

                      (a)     REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of Abbott set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Initial Closing Date.

                      (b) PERFORMANCE OF OBLIGATIONS OF ABBOTT. Abbott shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Initial Closing Date.

                      (c) LICENSE AGREEMENT. The Company and Abbott shall have entered into a License Agreement in the form attached hereto as Exhibit A.

                      (d) PAYMENT. Abbott shall have tendered to the Company $3,000,000 in payment for the Initial Shares.

               6.3 Conditions to Obligations of Abbott to Purchase the Additional Shares. The obligations of Abbott to purchase the Additional Shares are subject to the satisfaction on or prior to the Additional Closing Date of all of the following conditions, unless waived by Abbott:

                      (a)     REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Additional Closing Date, except for such changes as are disclosed in the Company's filings with the Commission after the date of this Agreement, and Abbott shall have received a certificate or certificates signed by the Chief Executive Officer of the Company to such effect.

                      (b) PERFORMANCE OF OBLIGATIONS. The Company shall have performed all obligations required to be performed by it under this Agreement prior to the Additional Closing Date, and Abbott shall have received a certificate signed by the Chief Executive Officer of the Company to such effect.

                      (c) NO MATERIAL ADVERSE CHANGE. There shall have been no changes in the condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of the Company which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the financial condition, business or operations of the Company on a consolidated basis, except for any such changes that have been publicly disclosed for a period of at least 15 Business Days prior to the Additional Closing Date. For purposes of this Section 6.3(c), a change shall not be deemed to have been publicly disclosed unless it shall have been disclosed in a press release issued by the Company and transmitted for immediate release to at least five of the following news sources: the Associated Press; Business Wire; Dow Jones & Company, Inc.; Moody's Investors Service, Inc.; PR Newswire; Reuters Economic Services; Standard & Poor's Corporation; and United Press International.

                      (d) OTHER DOCUMENTS. The Company shall have delivered to Abbott (i) a copy of the Certificate of Incorporation of the Company, as in effect on the Additional Closing Date, certified by the Secretary of State of the State of Delaware, (ii) a certificate of the Secretary of State of the State of Delaware and of the State of Texas, as of the most recent practicable date, as to the good standing of the Company, and (iii) a certificate of the Secretary of the Company dated as of the Additional Closing Date, certifying as to the Board Resolutions authorizing the execution and delivery of this Agreement and the other transactions contemplated hereby.

                      (e) REGISTRATION AND LISTING OF COMMON STOCK. The Common Stock shall be registered under the Exchange Act and listed on the Nasdaq National Market or a national securities exchange.

                      (f) CHANGE OF CONTROL. There shall not have occurred or be pending a Change of Control other than a Change of Control to which Abbott has consented in writing, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, Abbott's refusal to consent to a Change of Control shall not be deemed to be unreasonable where the Change of Control involves a Person that is a competitor of Abbott

                      (g) OPINION OF COUNSEL. The Company shall have delivered an opinion of its counsel substantially in the form of Exhibit B.

                      (h) CERTIFICATES FOR THE ADDITIONAL SHARES. The Company shall have delivered to Abbott valid certificates for the Additional Shares, registered in Abbott's name.

                      (i) License Agreement. The Company shall have complied in all material respects with terms and conditions of the License Agreement, and the License Agreement shall be in full force and effect and no notice of termination shall have been given thereunder.

               6.4 Conditions to Obligations of the Company for the Additional Shares. The obligations of the Company to consummate the transactions contemplated hereby in connection with the Additional Shares are subject to the satisfaction on or prior to the Additional Closing Date of all of the following conditions, unless waived by the Company:

                      (a)     REPRESENTATIONS AND WARRANTIES.  The
representations and warranties of Abbott set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Additional Closing Date.

                      (b) PERFORMANCE OF OBLIGATIONS OF ABBOTT. Abbott shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Additional Closing Date.

                      (c) PAYMENT. Abbott shall have tendered to the Company the Additional Purchase Price in payment for the Additional Shares.

       7. Registration Rights. The Holder shall have registration rights as provided in this Section 7 with respect to the Shares (the "Registrable Shares").

               7.1    Piggyback Registration.

                      (a) Whenever securities of the Company are to be registered under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8, and the registration form to be used may be used for the registration of the Registrable Shares (a "Piggyback Registration"), the Company will give prompt written notice to the Holder of its intention to effect such a registration and will include in such registration all Registrable Shares with respect to which the Company has received written requests for inclusion therein within 21 days after the Company's notice has been given.

                      (b) If a Piggyback Registration relates to an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering will have an adverse effect on the offering (including the price at which the shares of Common Stock can be sold), the Company will include in such registration (i) first, the securities the Company proposes to sell for its own account, if any, and (ii) second, the Registrable Shares requested to be included in such registration and the securities requested to be included therein by any other holders of the Company's securities that have been granted piggyback registration rights prior to the date of this Agreement and which are applicable to such registration (all such Registrable Shares and other securities being collectively referred to as the "Secondary Shares") which in the opinion of such underwriters can be sold in such offering without creating such an adverse effect, allocated pro rata among the holders of such Secondary Shares on the basis of the number of Secondary Shares owned or deemed to be owned by such holders.

               7.2    Demand Registration.

                      (a) The Holder may request at any time the registration under the Securities Act of all or part of their Registrable Shares on Form S-3 or any similar short-form registration ("Short-Form Registration"), if available, so as to permit the resale thereof (a "Demand Registration"). The Holder will be entitled to request one Short-Form Registration for the Initial Shares and one Short-Form Registration for the Additional Shares. The Company will use its best efforts to make the Short-Form Registration available for the sale of Registrable Shares. If the Company is unable to make the Short-Form Registration available for the sale of the Registrable Shares within 90 days of the Holder's request, the Company shall cause the registration of the Registrable Shares on Form S-1 or S-2 or any similar long-form registration so as to permit the resale thereof. The Company shall keep such registration effective for at least 12 months or for such shorter period of time as is necessary for the distribution of the Registrable Shares thereunder to be completed in accordance with the Holder's intended method of distribution.

                      (b) The Company may postpone for a reasonable period not to exceed 90 days the filing or the effectiveness of a registration statement for a Demand Registration if the Board of Directors determines reasonably and in good faith that such filing would require disclosure of a material fact that would have a material adverse effect on the Company or any plan by the Company or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other material transaction.

               7.3 Payment of Expenses. The Company will pay all registration expenses incurred in connection with the filing of the registration statements provided for in this Section 7, including all registration and filing fees, fees and expenses of compliance with federal, state and foreign securities laws, printing expenses, and fees and disbursements of counsel for the Company and its independent certified public accountants, underwriters, and other Persons retained by the Company, but excluding discounts and commission attributable to the Registrable Shares. The Holder will be responsible for the fees and expenses of its own counsel.

               7.4 Additional Covenants of the Company. The Company agrees to use its reasonable best efforts to effect the registration of the Registrable Shares in accordance with the intended method of disposition thereof, and pursuant thereto, the Company agrees to:

                      (a) prepare and file with the Commission such amendments and supplements to any registration statement filed pursuant hereof and the prospectus used in connection therewith as may be necessary to keep any such registration statement effective and available for resale of the Registrable Shares, and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by any such registration statement during such effective period in accordance with the intended methods of disposition by the Holder set forth in any such registration statement;

                      (b) furnish to the Holder such number of copies of any registration statement filed pursuant to this Section 7, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Holder may reasonably request in order to facilitate the disposition of the Registrable Shares;

                      (c) use its reasonable best efforts to register or qualify the Registrable Shares under such other securities or blue sky laws of such states of the United States as the Holder reasonably requests and of any and all other things which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Shares owned by the Holder; provided, however, that the Company will not be required (A) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.4,
(B) to subject itself to taxation in any such jurisdiction or (C) to consent to general service of process in any such jurisdiction;

                      (d) notify the Holder, at any time when a prospectus relating to any registration statement filed pursuant to this Section 7 is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading, and, at the request of the Holder, the Company will promptly prepare (and, when completed, give notice to each seller of Registrable Shares) a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading; provided, however, that upon such notification by the Company, the Holder will not offer or sell Registrable Shares until the Company has notified the Holder that it has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to each such seller;

                      (e) in the event of the issuance of any stop order suspending the effectiveness or any registration statement filed pursuant to this Section 7, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Shares included in such registration statement for sale in any jurisdiction, the Company will use its reasonable best efforts promptly to obtain the withdrawal of such order;

                      (f) in the event of any underwritten public offering in which Registrable Shares are to be offered and sold, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriters of such offering; and

                      (g) use its best efforts to furnish, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 7 and, in the case of the letter of the independent public accountants referred to in clause (ii) below, on the effective date of the registration statement, if such Registrable Shares are being sold through underwriters, or, if such Registrable Shares are not being sold through underwriters, on the effective date of the registration statement,
(i) an opinion, dated such date, of counsel to the Company, in form and substance as is customarily given to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holder, and (ii) a letter, dated such date, from the Company's independent public accountants in form and substance as is customarily given to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holder.

               7.5    Indemnification.

                      (a) The Company agrees to indemnify the Holder, its officers and directors and each Person who controls the Holder (within the meaning of the Securities Act) against all losses, claims, damages and liabilities caused by any untrue or alleged untrue statement of material fact contained in any registration statement filed pursuant to this Section 7, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are (A) caused by or contained in any information furnished in writing to the Company by the Holder for use therein, (B) caused by the Holders' failure to deliver a copy of any such registration statement or prospectus or any amendments or supplements thereto after the Company has furnished the Holder with a sufficient number of companies of the same, or (C) caused by the Holder's sale of Registrable Shares in violation of the proviso to
Section 7.4(d) hereof.

                      (b) In connection with any registration statement filed pursuant to this Section 7, the Holder will furnish to the Company in writing such information and affidavits as the Company reasonable requests for use in connection with any registration statement or prospectus and will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages and liabilities resulting from any untrue or alleged untrue statement of material fact contained in any such registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is attributable to the information furnished by the Holder to the Company in writing expressly for use in such registration statement or prospectus or supplement thereto.

                      (c) Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (B) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. Subject to the foregoing terms and provisions of this Section 7.5(c), each indemnifying party hereunder will reimburse the person entitled to indemnification hereunder for all legal and other expenses reasonably incurred in connection with investigating and defending the action or claim for which such indemnified party seeks indemnification, as such expenses are incurred.

                      (d)     The indemnification provided for under this
Section 7.5 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

               7.6 Limitations on Registration Rights. The Company shall not be obligated to register the Registrable Shares under the Securities Act (or deliver any notice with respect to a Piggyback Registration) if, in an opinion of counsel to the Company addressed to the Holder and the Company, reasonably satisfactory to the Holder and its counsel, the Registrable Shares may be offered and sold by the Holder without registration under the Securities Act pursuant to Rule 144(k) and that following such offer and sale, such Registrable Shares shall not be "restricted securities" within the meaning of the Securities Act and the rules thereunder. The Company shall defend and indemnify the Holder and its respective Affiliates, directors, officers, employees and shareholders and their respective successors and assigns against and hold each of them harmless from any and all losses, liabilities, claims, suits, proceedings, demands, judgments. damages, expenses and costs, including, without limitation, reasonable counsel fees, costs and expenses incurred in the investigation, defense or settlement of any claims, arising out of or relating the offer and sale of Registrable Shares in reliance on such opinion of counsel.

       8.      Indemnification.

               8.1    Indemnification by the Company.

                      (a) The Company agrees to defend and indemnify Abbott, its Subsidiaries and their respective Affiliates, directors, officers, employees and shareholders, and their respective successors and assigns (collectively, the "Abbott Indemnitees"), against and hold each of them harmless from any and all losses, liabilities, taxes, claims, suits, proceedings, demands, judgments. damages, expenses and costs, including, without limitation, reasonable counsel fees, costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity (in this Section 8 collectively, the "Indemnifiable Damages") which any such indemnified person may suffer or incur by reason of the inaccuracy or breach of any of the representations, warranties and covenants of the Company contained in this Agreement or any documents, certificate or agreement delivered pursuant hereto; provided, however, that the total indemnity shall not exceed the consideration received by the Company. Nothing herein shall limit in any way Abbott's remedies in the event of breach by the Company of any of its covenants or agreements hereunder which are not also a representation or warranty or for willful fraud or intentionally deceptive material misrepresentation or omission by the Company in connection herewith or with the transactions contemplated hereby.

                      (b) No Abbott Indemnitee shall be entitled to recovery under the indemnities set forth herein unless and until the Indemnifiable Damages of all Abbott Indemnitees exceed $25,000, at which point such indemnity shall apply to all Indemnifiable Damages.

                      (c) No claim for indemnification may be brought by an Abbott Indemnitee under this Section 8.1 more than 18 months (540 days) following the later of the Initial Closing Date or, if the Put Right has been exercised, the Additional Closing

Date.

               8.2 INDEMNIFICATION BY ABBOTT. After the Initial Closing Date, Abbott shall indemnify and hold harmless the Company and its officers and directors from and against:

                      (a) any damage, deficiency, losses or costs incurred by the Company resulting from any material misrepresentation or breach of warranty or any non-fulfillment of any covenant or agreement on the part of Abbott under this Agreement; and

                      (b) any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable counsel fees, incident to the foregoing; provided that the total indemnity shall not exceed the purchase price paid by Abbott for the Shares pursuant to this Agreement.

       No claim for indemnification may be brought under this Section 8.2 more than 18 months (540 days) following the later of the Initial Closing Date or, if the Put Right has been exercised, the Additional Closing Date.

               8.3 Indemnification Procedure. A party seeking indemnification (the "Indemnitee") shall use its commercially reasonable best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement. The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the "Indemnitor") of the assertion of a claim for indemnification; provided, however, that the Indemnitee's failure to notify the Indemnitor shall not excuse the Indemnitor's obligation to indemnify the Indemnitee except to the extent that such failure prejudices the Indemnitor's defense of any such claim. No such notice of assertion of a claim shall satisfy the requirements of this Section 8.3 unless it describes in reasonable detail and in good faith the facts and circumstances upon which the asserted claim for indemnification is based. If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor 20 calendar days to decide whether to defend such liability or claim. During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of emergency relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so. The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter. The Indemnitee agrees to use its reasonable best efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims. In the event the Indemnitee has a claim or claims against any third party growing out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

       9.      MISCELLANEOUS.

               9.1    Powers and Rights Not Waived; Remedies Cumulative.
No delay or failure on the part of Abbott in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of Abbott are cumulative to, and are not exclusive of, any rights or remedies Abbott would otherwise have.

               9.2 NOTICE. Except as otherwise expressly provided herein, any notice, consent or document required or permitted hereunder shall be given in writing and it or any certificates or other documents delivered hereunder shall be deemed effectively given or delivered (as the case may be) upon personal delivery (professional courier permissible) or upon facsimile transmission (with receipt confirmed by telephone), or on the third Business Day after being sent by United States certified or registered mail (postage prepaid, return receipt requested). Such certificates, documents or notice may be personally delivered to an authorized representative of the Company or Abbott (as the case may be) at any address where such authorized representative is present and otherwise shall be sent to the following address:

       If to the Company:     Aronex Pharmaceuticals, Inc.
                              8707 Technology Forest Place
                              The Woodlands, TX 77381-1191
                              Attention: Chief Executive Officer
                              Telecopy No.: (281) 367-1676

       With a copy to:        Andrews & Kurth L.L.P.
                              2170 Buckthorne Place, Suite 150

                              The Woodlands, TX 77380
                              Attention: Jeffrey L. Wade
                              Telecopy No.: (713) 220-4815

       If to Abbott:          Abbott Laboratories
                              D-960, AP30
                              200 Abbott Park Road

                              Abbott Park, IL 60064-3500
                              Attention: President, Hospital Products
                              Division
                              Telecopy No.: (847) 937-0805

       With a copy to:        Abbott Laboratories
                              Legal Division
                              D-322, AP6D
                              100 Abbott Park Road
                              Abbott Park, IL 60064-3500
                              Attn:   Divisional Vice President,
                              Domestic Legal Operations

                              Telecopy No.: (847) 938-1206

               9.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of Abbott and its successors and assigns; provided, however, that the Company shall not assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of Abbott, which consent shall not be unreasonably withheld.

               9.4 SURVIVAL OF COVENANTS AND REPRESENTATIONS. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Initial Closing Date or the Additional Closing Date, shall survive the closing and the delivery of this Agreement and the Shares.

               9.5 SEVERABILITY. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

               9.6 WAIVER OF CONDITIONS. If on the Initial Closing Date or the Additional Closing Date, either party hereto fails to fulfill each of the conditions specified in Section 6 hereof, the other party may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Section 6 have not been fulfilled, the other party may waive compliance by such party with any such condition to such extent as such party may in its sole discretion determine. Nothing in this
Section 9.6 shall operate to relieve either party of any obligations hereunder or to waive any of the other party's rights against such party.

               9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

               9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with Delaware law, without regard to the conflict of laws provisions thereof.

               9.9 CAPTIONS. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

               9.10 Dispute Resolution. Disputes between the parties relating to this Agreement shall be resolved by binding Alternative Dispute Resolution as provided in Exhibit C hereto.

       IN WITNESS WHEREOF, the Company and Abbott by their duly authorized officers, have each caused this Agreement to be executed as of the date first written above.

                                     ABBOTT LABORATORIES


                                     By:
                                        ------------------------------------
                                     Name:
                                          ----------------------------------
                                     Title:
                                           ---------------------------------


                                     ARONEX PHARMACEUTICALS, INC.


                                     By:
                                        ------------------------------------
                                     Name:
                                          ----------------------------------
                                     Title:
                                           ---------------------------------

                                  EXHIBIT A

EXHIBIT A TO THE STOCK PURCHASE AGREEMENT IS SUBMITTED AS THE ATTACHED EXHIBIT 3 TO THE SCHEDULE 13D.

                                     EXHIBIT B

                             FORM OF OPINION OF COUNSEL

1. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation,
       (b) has all requisite power and authority to own and operate its properties and to carry on its business as now conducted, and (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

2. The Company has all requisite corporate power and authority to enter into the Agreement and the License Agreement and to execute, issue, sell and deliver the Shares and, subject to satisfaction of the conditions set forth therein, to consummate the transactions contemplated thereby. The execution and delivery of the Agreement, the License Agreement and the certificates representing the Shares and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company. The Agreement and the License Agreement have been duly executed and delivered by the Company and constitute the valid and binding obligation of the Company, enforceable in accordance with their terms, subject to (a) the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors, (b) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies, and (c) considerations of public policy, including, without limitation, public policy that may limit rights to indemnity or contribution for liabilities arising under federal and state securities laws and regulations thereunder.

3. To our knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by, or with respect to, the Company in connection with the execution and delivery of the Agreement, the License Agreement or the certificates representing the Shares or the consummation by the Company of the transactions contemplated thereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

4. The execution and delivery of the Agreement, the License Agreement and the certificates representing the Shares does not or will not, and the consummation of the transactions contemplated thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the Certificate of Incorporation or Bylaws of the Company, or (b) any material agreement or instrument, permit, franchise, license, judgment or order applicable to the Company or its properties or assets that is listed as an exhibit to the Company SEC Documents.


5. The total number of shares of capital stock the Company is authorized to issue is 35,000,000 shares, consisting of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

6. Except as described in the Company SEC Documents, to our knowledge there are no outstanding options, warrants, rights or other securities convertible into or exchangeable for shares of capital stock of the Company or any Subsidiary, other than options to purchase shares of Common Stock reserved for issuance under the Company's stock option plans described in the Company SEC Documents.

7. The Shares have been duly authorized and, when issued in accordance with the

       Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Shares is not subject to any preemptive or similar rights created by statute, the Company's Certificate of Incorporation or Bylaws or, to our knowledge, any agreement to which the Company is a party or by which it is bound.

8. The offering and sale of the Shares in accordance with the terms of the Agreement is exempt from the registration requirements of the Securities Act.

9. The Company is not an "investment company" or a person "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                     EXHIBIT C

                            ALTERNATIVE DISPUTE RESOLUTION

       The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective representatives of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

       If the matter has not been resolved within twenty-eight (28) days of he notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

       1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

       2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, the parties shall request the President of the Center for Public Resources ("CPR"), 366 Madison Avenue, New York, New York 10017 to select a neutral pursuant to the following procedures:

               (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request from the parties, along with a CURRICULUM VITAE for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

               (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

               (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

               (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set for in subparagraphs 2(a) - 2(d) above shall be repeated.

       3.      No earlier than twenty-eight (28) days or later than fifty-six
(56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

       4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

               (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

               (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

               (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

               (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

       Except as expressly set forth in subparagraphs 4(a) - 4(d) above, no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

       5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

               (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

               (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

               (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it has raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

               (d) Witnesses shall be excluded from the hearing until closing arguments.

               (e) Neither affidavits nor settlement negotiations shall be admissible under any circumstances. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

       6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

       7.      The neutral shall rule on each disputed issue within fourteen
(14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

       8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

               (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

               (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

       9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

       10. Except as provided in paragraph 9 of this Exhibit D or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.